Marshall & Ilsley Corporation MiNotes

FINAL PRICING SUPPLEMENT

Final Pricing Supplement Dated: 3/10/2008	Rule 424(b)(3)
(To Prospectus Supplement Dated January 23, 2008 and Prospectus Dated November 6, 2007)	File No. 333-147162
Pricing Supplement No. 008

U.S. $ 500,000,000

MARSHALL & ILSLEY CORPORATION

MINOTESSM

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Trade Date: 3/10/2008

Issue Date:  3/13/2008

Agents: Merrill Lynch, Pierce, Fenner & Smith Inc.; Citigroup Global Markets, Inc.; Edward D. Jones & Co, L.P.; InCapital LLC; Morgan Stanley & Co. Incorporated; UBS Securities LLC; Wachovia Capital Markets, LLC

CUSIP	AGGREGATE PRINCIPAL AMOUNT	PRICE TO PUBLIC	CONCESSION	NET PROCEEDS TO ISSUER	SENIOR OR SUB- ORDINATED	INTEREST RATE
57183WAD0	743,000	100.000%	2.5%	$724,425	Senior Debt	6.30%

INTEREST PAYMENT FREQUENCY	FIRST COUPON DATE	MATURITY DATE	SURVIVOR’S OPTION	REDEMPTION OR REPAYMENT YES/NO	REDEMPTION/ REPAYMENT TERMS
Quarterly	6/13/08	3/13/2038 (rolls to 15th)	Yes	Yes	See below

Option Redemption: The MiNotes will be subject to redemption at the option of Marshall & Ilsley Corporation, on the Interest Payment Date occurring on September 13, 2008 (rolls to 15th) and on each Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the MiNotes, plus any accrued and unpaid interest thereon.  See “Description of Notes – Redemption and Repayment” in the prospectus supplement referred to above.